U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Valentine  			   Michael		  J
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1523 South Brophy
--------------------------------------------------------------------------------
                                    (Street)
Park Ridge	                      IL                  60068
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

John B. Sanfilippo & Son, Inc.    (JBSS)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

December 19, 2002
______________________________________________________________________________
4.   Statement for Month/Day/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
	  Executive Vice President, Finance
	  CFO and Secretary
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                         2.           Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        Date         Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock     12/18/02                     G        V      3,207 (1)   A               646,342        I (2)     Trustee
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of Deriv- ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                           5.                              7.                         ities     Deriv-   11.
            sion                              Number of                       Title and Amount           Bene-     ative    Nature
            or                3A.             Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-             Deemed 4.       Securities    Date              Securities        Price    Owned     ity:     In-
            cise     3.       Execu- Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price    Trans-   tion   action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.          of       action   Date,  Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of    Deriv-   Date     if any (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative    (Month/  (Month 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur-   Day/     /Day/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Reporting Person acquired as trustee 3,207 shares of Class A Common Stock from his father, Mathias A. Valentine, President of Issuing
Company. Reporting Person is the trustee of the "Valentine Trusts" dated May 26, 1991. Beneficiaries of the trusts are the children of Mathias A. and Mary Valentine; Michael J. Valentine, James A. Valentine and Mary Jo Carroll; shares acquired; 1,069, 1,069, and 1,069 respectively.
(2) This filing should not be deemed an admission that Reporting Person is, for purposes of Section 16 of the Securities Exchange Act or otherwise, the beneficial owner of all 3,207 shares of Issuer Class A Common Stock acquired by the Trust and reported hereon.



    /s/Linda Crowley					  12/19/02
 -----------------------------------------            -----------------------
 **Signature of Reporting Person                             Date

By: Linda Crowley, as attorney-in-fact for Michael J
.. Valentine per Power
of Attorney dated February 1, 2001, an original on file with the SEC.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2